Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bank of Montreal

We, KPMG LLP, consent to the use of our report dated December 3, 2019, on the consolidated financial statements of Bank of Montreal (the “Bank”), which comprise the consolidated balance sheets as at October 31, 2019 and October 31, 2018, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes, and our audit report dated December 3, 2019 on the effectiveness of internal control over financial reporting as of October 31, 2019, each of which is included in the Bank’s Annual Report on Form 40-F for the fiscal year ended October 31, 2019 and incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form F-3. We also consent to the reference to our firm under the heading “Experts” in this Pre-Effective Amendment No. 1 dated April 20, 2020 to the Registration Statement on Form F-3 dated March 23, 2020.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

April 20, 2020

Toronto, Canada